                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                              Raychem Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                              Raychem Corporation
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:(A) (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

           (A) Set forth the amount on which the filing fee is calculated and state how it was determined.

--------------------------------------------------------------------------------

RAYCHEM
                              RAYCHEM CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                   TO BE HELD
                                NOVEMBER 1, 1995
                                   10:00 A.M.

TO THE STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Raychem Corporation, a Delaware corporation (the "Company"), will be held at the Company's principal office, 300 Constitution Drive, Menlo Park, California, on Wednesday, November 1, 1995, at 10:00 a.m. local time, for the following purposes:

     1. To elect directors;

     2. To approve an amendment to the Company's Amended and Restated 1984 Employee Stock Purchase Plan and Amended and Restated 1985 Supplemental Employee Stock Purchase Plan to provide additional shares;

     3. To approve an amendment to the Company's Amended and Restated 1990 Incentive Plan to provide additional shares;

     4. To ratify the appointment by the Company's Board of Directors of Price Warehouse LLP to audit the accounts of the Company and its subsidiaries for the 1996 fiscal year; and

     5. To consider and transact such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on September 8, 1995, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting and at any adjournment or postponement of the meeting.

                                          By Order of the Board of Directors

                                          ROBERT J. VIZAS
                                          Secretary

Menlo Park, California
September 18, 1995

     YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE PROMPTLY SIGN THE ACCOMPANYING PROXY AND MAIL IT IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

                              RAYCHEM CORPORATION
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

TO THE STOCKHOLDERS:

     The enclosed proxy is solicited on behalf of the Board of Directors of Raychem Corporation, a Delaware corporation (the "Company"), for use at the annual meeting of stockholders to be held at the Company's principal office on November 1, 1995, at 10:00 a.m. local time, or any adjournment or postponement, at which stockholders of record at the close of business on September 8, 1995, will be entitled to vote. On August 21, 1995, the Company had issued and outstanding 44,066,955 shares of Common Stock, par value $1.00 per share ("Common Stock").

     Holders of Common Stock are entitled to one vote for each share held. A majority of the outstanding shares of common stock is required for a quorum. Abstentions will be counted towards the tabulation of votes cast on matters presented to the stockholders and will have the same effect as negative votes. Broker nonvotes occur when nominee recordholders do not vote on specific issues because they did not receive specific instructions on such matters from the beneficial owners of such shares. Broker nonvotes are counted towards a quorum, but are not to counted for any purpose in determining whether a matter has been approved.

     Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before its exercise. It may be revoked by filing with the Secretary of the Company at the Company's principal office, 300 Constitution Drive, Menlo Park, California 94025-1164, an instrument of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person.

     The Company will bear the entire cost of solicitation, including preparation, assembly, printing, and mailing of this proxy statement, the proxy, and any additional material furnished to stockholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries, and custodians holding in their names shares that are beneficially owned by others to forward to such beneficial owners. Raychem will reimburse brokerage houses, fiduciaries, and custodians for their expense in forwarding solicitation material to such beneficial owners. The original solicitation of proxies by mail may be supplemented by one or more of telephone, telegram, or personal solicitation by directors, officers, or employees of the Company. No additional compensation will be paid for any such services.

     The Company intends to mail this proxy statement on or about September 18, 1995.

                      NOMINATION AND ELECTION OF DIRECTORS

GENERAL

     Each director to be elected will hold office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until his death, resignation, or removal. There are eight nominees for the eight positions on the Board of Directors. All of the nominees are currently directors of the Company having been elected by the stockholders at the 1994 Annual Meeting of Stockholders, with the exception of Dr. Richard A. Kashnow. Dr. Kashnow has been elected to the Board effective October 1, 1995, when he will assume the duties of CEO of the Company, filling the vacancy created by Robert
J. Saldich's retirement. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable to serve.

     Mr. Robert J. Saldich, President, Chief Executive Officer and a director of the Company since April 1, 1995, is retiring effective October 1, 1995, and will not stand for re-election to the Board. Mr. Saldich's career at the Company began in 1964, and his outstanding contributions to the Company will be missed. Mr. Saldich will continue as a consultant to the Company.

NOMINEES

     Set forth below is information regarding the nominees, including information furnished by them as to their principal occupations for the last five years, certain directorships, and their ages as of June 30, 1995.

                                                                                       DIRECTOR
                                                                               AGE      SINCE
                                                                               ---     --------
Paul M. Cook is Chairman of the Board and was the Chief Executive Officer of
  the Company until April 1, 1990, when he retired. He is the Chairman of the
  Board of SRI International, and a director of Chemfab Corporation. Mr. Cook will relinquish the Chairmanship of the Company's Board to Dr. Kashnow on
  October 1, 1995............................................................  71        1957
Richard Dulude is the retired Chairman and Chief Executive Officer of Corning
  Vitro Corporation. He also was the Vice Chairman of Corning Incorporated and a director of Dow Corning Corporation. He is a director of Grumman
  Corporation and AMBAC, Inc. ...............................................  62        1991
James F. Gibbons has been the Dean of the School of Engineering at Stanford
  University since 1984. He has been a professor of electronics at Stanford since 1964. He is a director of Lockheed Martin Corporation, Cisco Systems,
  Inc. and Centigram Communications Corporation..............................  63        1987
Richard A. Kashnow was elected Chairman of the Board, President and Chief
  Executive Officer of the Company effective October 1, 1995. He is currently
  President of Schuller International Group, a wholly owned subsidiary of
  Manville Corporation, which he joined in 1987. Dr. Kashnow is a director of
  Applied Power, Inc. .......................................................  53        1995
John P. McTague has been a Vice President of Ford Motor Company since 1986, and has held the position of Vice President of Technical Affairs for Ford
  Motor Company since March 1, 1990. He is a director of Argonne National
  Laboratory and the National Center for Manufacturing Sciences..............  56        1994
Dean O. Morton is the retired Executive Vice President and Chief Operating
  Officer of Hewlett-Packard Company. He is currently a director of ALZA
  Corporation, Tencor Instruments, Centigram Communications Corporation,
  MetLife Portfolios, Inc., Metropolitan Series Fund, Inc. and The Clorox
  Company. He is also a trustee of the State Street Reserved Funds Group.....  63        1989

                                                                                       DIRECTOR
                                                                               AGE      SINCE
                                                                               ---     --------
Isaac Stein is the President of Waverley Associates, Inc. From 1990 to 1992,
  he served as Chairman of the Board of Esprit de Corp, and from 1991 to 1992 was its acting President and Chief Executive Officer. Mr. Stein is a
  director of ALZA Corporation and the Benham Group of mutual funds..........  48        1993
Cyril J. Yansouni is Chairman and CEO of Read-Rite Corporation. Prior to
  March 1991, he was Executive Vice President and President of the Computer
  Systems Product Group of Unisys Corporation. Mr. Yansouni serves on the
  boards of PeopleSoft, Inc. and Informix Software Inc. .....................  53        1994

STOCK OWNERSHIP

     The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock, as of July 31, 1995, (i) by each person known by the Company to own beneficially more than 5% of the outstanding Common Stock, (ii) by each director and nominee for director, (iii) by each executive officer named in the Summary Compensation Table herein, and (iv) by all executive officers and directors as a group. Each person has sole investment and voting power with respect to the shares indicated, subject to community property laws where applicable.

                                                                   SHARES OF         PERCENTAGE
                                                                  COMMON STOCK       OF COMMON
                                                                  BENEFICIALLY         STOCK
                        NAME AND ADDRESS                            OWNED(a)       OUTSTANDING(b)
----------------------------------------------------------------  ------------     --------------
FMR Corporation(c)..............................................    5,523,890           12.6%
  82 Devonshire Street
  Boston, Massachusetts 02109
State Farm Insurance Companies..................................    2,726,500            6.2%
  1 State Farm Plaza
  Bloomington, Illinois 61710
Neuberger & Berman(d)...........................................    2,296,455            5.2%
  605 Third Avenue
  New York, New York 10158
Manning & Napier Advisors.......................................    2,259,126            5.1%
  One Lincoln First Square #1100
  Rochester, New York 14604
Paul M. Cook....................................................      287,567
Richard Dulude..................................................        4,260
James F. Gibbons................................................       16,538
Richard A. Kashnow..............................................            0
John P. McTague.................................................        1,750
Dean O. Morton..................................................       11,626
Isaac Stein.....................................................       11,245
Cyril J. Yansouni...............................................        2,750
Robert J. Saldich...............................................      242,492
Harry O. Postlewait.............................................       76,578
Michael T. Everett..............................................      150,319
Raymond J. Sims.................................................       51,901
Joseph G. Wirth.................................................       55,375
All executive officers and directors as a group (26 persons)....    1,441,435            3.2%

---------------
(a) The figures include options to purchase shares of Common Stock exercisable within 60 days following July 31, 1995, and held by: Mr. Cook, 4,876 shares; Mr. Dulude, 3,510 shares; Dr. Gibbons, 16,538 shares; Mr. McTague, 750 shares; Mr. Morton, 5,626 shares; Mr. Stein, 10,438 shares; Mr. Yansouni, 750 shares; Mr. Saldich, 224,352 shares; Mr. Postlewait, 74,000 shares; Mr. Everett, 149,375 shares; Mr. Sims, 49,964 shares; Mr. Wirth, 55,375 shares; and all executive officers and directors as a group, 1,086,332 shares.

(b) Amounts less than 1.00% are not shown.

(c) This information was obtained from a filing on Form 13G dated July 10, 1995.

(d) The Company has been informed by Neuberger & Berman ("N&B"), a registered investment advisor, that it may have discretionary authority to dispose of or to vote shares that are under its management. As a result, N&B may be deemed to have beneficial ownership of such shares. N&B does not, however, have any economic interest in the shares; its clients are the actual owners of the shares and have the sole right to receive and the power to direct the receipt of dividends from or proceeds from the sale of the shares. Of the shares set forth above, N&B had shared dispositive power with respect to all shares, sole voting power with respect to 678,800 shares and shared voting power with respect to 526,100 shares. With regard to the shared voting power, Neuberger & Berman Management, Inc., and Neuberger & Berman Funds are deemed to be beneficial owners for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, since they have shared power to make decisions whether to retain or dispose of the shares. N&B is the sub-advisor to the Funds.

BOARD COMMITTEES AND MEETINGS

     The Board of Directors has standing audit, compensation, nominating and executive committees. In addition, the Board of Directors, during part of fiscal year 1995, had an Ericsson Raynet joint venture oversight committee.

     The functions of the audit committee are as follows: to review and report to the Board with respect to the annual audit by the Company's independent accountants, including the scope and general extent of their examination, the audit procedures that will be utilized by the independent accountants, and the compensation of the independent accountants; to review and report to the Board on the general policies and procedures utilized by the Company with respect to internal auditing, accounting, and financial controls; and to review and report to the Board on the subject of the retention of the Company's independent accountants. Messrs. Dulude and Stein and Dr. Gibbons were the members of the committee in fiscal year 1995.

     The functions of the compensation committee are to determine the general compensation policies of the Company, establish compensation plans and determine senior management compensation. The members of the compensation committee in fiscal year 1995 were Messrs. Dulude, Morton and Yansouni. Mr. Yansouni was appointed a member of the committee in August 1994. A Report of the Compensation Committee on Executive Compensation is included herein.

     The functions of the nominating committee are to recommend candidates for election to the Board of Directors and to develop policies for the size and composition of the Board. The members of the nominating committee in fiscal year 1995 were Dr. Gibbons and Mr. Morton. Stockholder proposals for nominees will be accepted by the nominating committee and will be given due consideration for recommendation to the Board in light of the nominees' qualifications. Stockholder nominees for future years should be submitted in writing to the nominating committee in care of the Corporate Secretary by August 1 or 90 days prior to the annual meeting of stockholders, whichever is earlier.

     In fiscal year 1995 the functions of the executive committee were to focus on the Ericsson Raynet joint venture, management succession within Raychem, and the general operation of the Board. Messrs. Stein, Morton and Saldich were the members of the committee in fiscal year 1995.

     The Ericsson Raynet joint venture oversight committee was established by the Board of Directors in April 1994 to review the operations of Raynet and its strategic plans. Since the responsibilities of this committee were effectively transferred to the executive committee during the fiscal year, the Ericsson Raynet joint venture oversight committee was formally disbanded as of June 30, 1995. Messrs. Stein and Morton and Dr. Gibbons were the members of the committee in fiscal year 1995.

     During the fiscal year ended June 30, 1995, the Board of Directors held eleven meetings, the audit committee held three meetings, the compensation committee held four meetings, the nominating committee held no meetings, the executive committee held 15 meetings and the Ericsson Raynet joint venture oversight committee held no meetings. Each director attended at least 75% of the aggregate number of Board meetings and meetings of committees of which he is a member that were held during the fiscal year.

                             EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

     The following table shows compensation paid by the Company for services rendered in all capacities during the latest three fiscal years ending June 30 by the Chief Executive Officer and each of the other four most highly compensated executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                                                              COMPENSATION
                                                                               AWARDS(b)
                                                                              ------------
                                                                               SECURITIES
                                                            OTHER ANNUAL       UNDERLYING     ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR    SALARY     BONUS     COMPENSATION(a)      OPTIONS(#)    COMPENSATION
---------------------------- ----   --------   --------   ----------------    ------------   ------------
Robert J. Saldich........... 1995   $649,000   $160,000       $      0           50,000        $      0
  President and              1994    549,000    220,000              0           36,000               0
  Chief Executive Officer    1993    497,000    110,000              0           30,000               0
Harry O. Postlewait......... 1995   $409,000   $100,000       $      0           28,000        $      0
  Executive Vice President   1994    369,000    130,000              0           24,000               0
                             1993    307,000     65,000              0           20,000               0
Michael T. Everett.......... 1995   $310,000   $ 60,000       $      0           14,000        $101,269(c)
  Sr. Vice President         1994    320,000    120,000              0           12,000         164,271(c)
                             1993    284,000     46,500              0           12,500               0
Raymond J. Sims............. 1995   $284,000   $110,000       $      0           12,000        $      0
  Sr. Vice President and     1994    249,000     60,000              0           12,000               0
  Chief Financial Officer    1993    217,000     20,507              0            8,000               0
Joseph G. Wirth............. 1995   $304,000   $ 66,000       $      0           12,000        $  6,996(e)
  Sr. Vice President and     1994    294,000     75,000              0           12,000           9,221(e)
  Chief Technical Officer    1993    284,000     35,000         12,789(d)        12,500          29,574(e)

---------------
(a) In accordance with Securities and Exchange Commission regulations, perquisites less than the lesser of (a) $50,000 or (b) 10% of salary and bonus are not shown.

(b) No Restricted Stock Awards or stock appreciation rights ("SAR") grants were made to any named executive officer during the three year period ended June 30, 1995.

(c) This amount represents a special allowance paid to Mr. Everett to cover additional costs of living overseas.

(d) This amount represents tax expenses reimbursed as part of relocation.

(e) This amount represents mortgage interest differential paid as part of relocation.

STOCK OPTIONS

     The following table shows for each executive officer named in the Summary Compensation Table certain information regarding options granted during fiscal year 1995.

                   OPTION/SAR GRANTS IN LAST FISCAL YEAR (a)

                                                                                                  POTENTIAL
                                                                                              REALIZABLE VALUE
                                               INDIVIDUAL GRANTS                              AT ASSUMED ANNUAL
                           ----------------------------------------------------------           RATE OF STOCK
                             NUMBER OF        % OF TOTAL                                            PRICE
                            SECURITIES         OPTIONS        EXERCISE                        APPRECIATION FOR
                            UNDERLYING        GRANTED TO      OR BASE                          OPTION TERM(c)
                              OPTIONS        EMPLOYEES IN      PRICE       EXPIRATION     -------------------------
          NAME             GRANTED(#)(b)     FISCAL YEAR       ($/SH)         DATE            5%            10%
-------------------------  -------------     ------------     --------     ----------     ----------     ----------
Robert J. Saldich........      50,000             4.8%        $ 35.875       8/12/04      $1,128,080     $2,858,776
Harry O. Postlewait......      28,000             2.7%        $ 35.875       8/12/04      $  631,725     $1,600,914
Michael T. Everett.......      14,000             1.3%        $ 35.875       8/12/04      $  315,862     $  800,457
Raymond J. Sims..........      12,000             1.1%        $ 35.875       8/12/04      $  270,739     $  686,106
Joseph G. Wirth..........      12,000             1.1%        $ 35.875       8/12/04      $  270,739     $  686,106

---------------
(a) No SAR grants were made to any named executive officer during the fiscal year ended June 30, 1995.

(b) All options granted to executive officers in fiscal 1995 are exercisable as follows: 25% of the options on or after the first grant date anniversary; 50% on or after the second anniversary; 75% on or after the third anniversary, and 100% on or after the fourth anniversary. Exercisability of options may be accelerated by the Board of Directors. At the time of exercise, price may be paid in cash, by delivery of shares already owned (subject to certain conditions), by a secured loan from the Company, or by cashless exercise. The option plan permits withholding of shares to satisfy tax obligations upon exercise.

(c) Potential Realizable Value is based on the assumed annual share price appreciation for the ten year option term. The 5% annual growth results in a stock price of $58.44 per share and the 10% annual growth rate results in a price of $93.05 per share. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised.

OPTION EXERCISES AND VALUATION

     The following table shows for each executive officer named in the Summary Compensation Table certain information regarding option exercises during fiscal year 1995 and options outstanding as of June 30, 1995.

         AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FISCAL
                         YEAR-END OPTION/SAR VALUES (a)

                                                      NUMBER OF SECURITIES
                           SHARES                    UNDERLYING UNEXERCISED             VALUE OF UNEXERCISED
                          ACQUIRED                         OPTIONS AT                   IN-THE-MONEY OPTIONS
                             ON         VALUE            FISCAL YEAR-END                 AT FISCAL YEAR-END
         NAME            EXERCISE(#)   REALIZED   EXERCISABLE/UNEXERCISABLE(#)    EXERCISABLE/UNEXERCISABLE(b)(c)
-----------------------  -----------   --------   -----------------------------   --------------------------------
Robert J. Saldich......         0      $      0          194,352/109,648                $ 1,037,371/$449,419
Harry O. Postlewait....         0      $      0           67,000/ 46,000                $   140,250/$ 68,750
Michael T. Everett.....     7,500      $ 47,510          137,750/ 34,250                $   474,339/$122,656
Raymond J. Sims........     2,294      $ 25,617           41,839/ 28,125                $   257,111/$ 85,422
Joseph G. Wirth........         0      $      0           44,250/ 32,250                $   422,406/$117,906

---------------
(a) No SARs were outstanding at June 30, 1995, nor were any SAR grants made to any named executive officer during the year ended June 30, 1995.

(b) The market value of the underlying securities at the fiscal year-end minus the exercise price of in-the-money options. The market value (closing share price) on June 30, 1995 was $38.25.

(c) Average exercise prices of all options outstanding for named executive officers are: Mr. Saldich, $33.85; Mr. Postlewait, $37.06; Mr. Everett, $35.65; Mr. Sims, $34.00; and Mr. Wirth, $31.19.

EMPLOYMENT AGREEMENT

     On June 7, 1995, the Company entered into a Consulting/Employment Agreement with Mr. Saldich. The purpose of the agreement is to retain Mr. Saldich's services as CEO or as a consultant until June 7, 1998. The agreement replaces any other severance benefits to which he might otherwise be entitled. Mr. Saldich will continue to receive base pay, raises and bonuses based on his performance and the performance of the Company while he is CEO. After his retirement on October 1, 1995, Mr. Saldich will continue to receive compensation through June 7, 1998, at an annual rate of $650,000. At the end of the Company's fiscal year 1996, the fiscal year in which Mr. Saldich's tenure as CEO will have ended, he will receive a bonus reflecting the Board of Directors' assessment of his performance during the transition to the new CEO and the Company's performance. Mr. Saldich's executive benefits will continue until June 7, 1998, including vesting of stock options. Mr. Saldich will accrue pension credit through age 65 and his pension benefits will be calculated using a base compensation of $650,000 per year. He agrees to hold himself available for up to 20% of his time for consulting after his retirement, until June 7, 1998. The Company will provide Mr. Saldich with an office and a secretary through June 7, 1998. Mr. Saldich agrees not to compete with the Company during the term of the agreement.

DIRECTORS' FEES AND STOCK OPTIONS

     Directors not employed by the Company (all directors except Mr. Saldich) are paid an annual fee of $20,000 plus $1,000 for each Board and committee meeting attended in person. In addition, the chair of the audit committee receives an annual fee of $7,500; the chair of the nominating committee receives an annual fee of $16,000; the chair of the executive committee receives an annual fee of $25,000; and the chair of the Ericsson Raynet joint venture oversight committee received an annual fee of $25,000. Mr. Cook, Mr. Stein and Mr. Halperin receive additional compensation for providing consulting services to the Company or its subsidiaries or affiliates. Mr. Cook provides advice to the Company with respect to technologies and management development. Mr. Halperin provided advice to Raynet with respect to sales, marketing, and recruiting before conclusion of the joint venture with Ericsson, and he currently consults with the Company on issues related to the Company's Ericsson Raynet joint venture. Mr. Stein provides advice to the Company with respect to financing alternatives and other Company issues.

     The Company entered into a consulting agreement with Mr. Cook upon his retirement on April 1, 1990, providing for an annual retainer of $100,000, payment of one-half of his office rent, and the assignment of a Company employee as his secretary. The agreement includes a commitment from Mr. Cook to consult for the Company on an as-needed basis and not to consult or work for a competitor of the Company during the term of the agreement. The agreement may be terminated by either party for any reason at the end of any fiscal year upon 90 days' prior written notice.

     The Company entered into a consulting agreement with Mr. Stein on January 25, 1994, providing for a retainer of $32,000 per quarter to be paid to Waverley Associates, Inc. and an option grant of 10,000 shares at fair market value on the date of grant. The agreement included a commitment from Waverley Associates, Inc. to hold Mr. Stein available for up to 20% of his time for such consulting. Effective July 1, 1994, the Company entered into a new consulting agreement with Mr. Stein that supersedes the January 25, 1994 agreement. The new agreement provides for a retainer of $30,000 per month and an option grant of 25,000 shares with the expectation that there will be an additional grant at the beginning of fiscal year 1996 commensurate with the level of Mr. Stein's involvement with the Company. The agreement includes a commitment from Waverley Associates, Inc. to hold Mr. Stein available for up to 50% of his time for consulting to the Board of Directors and the Chief Executive Officer, in addition to his normal Board responsibilities. The agreement also includes a commitment from Mr. Stein to act as chair of the executive committee for which he receives $25,000 per year and chair of the Ericsson Raynet joint venture oversight committee for which he received $25,000 in fiscal year 1995. In addition, the Company agreed to reimburse customary out-of-pocket expenses and pay Waverley Associates, Inc. an additional $5,000 per month as a contribution to rental and secretarial expenses.

     Mr. Robert M. Halperin, a valued member of the Board of Directors since 1961, retired November 9, 1994. Mr. Halperin retired as President and Chief Operating Officer of the Company on April 1, 1990. He served as Vice Chairman of the Board of Raychem until his retirement and he served as Chairman of the Board of Raynet Corporation until November 1994, when the Company's joint venture with LM Ericsson was formed. Raynet Corporation entered into a consulting agreement with Mr. Halperin upon his retirement on April 1, 1990, providing for an annual retainer of $150,000 and an office and secretary at Raynet. Under the agreement, Mr. Halperin was required to devote 20% of his time to Raynet and not to consult or work for a competitor of the Company during the term of the agreement. Another agreement, which was executed by Mr. Halperin and the Company as of April 1, 1990, granted him supplementary pension benefits of $150,000 as a lifetime annuity, extended the vesting of certain options through the period of his consultancy for Raynet, and extended the exercise period for certain options that were already vested. On April 18, 1994, Raynet and Mr. Halperin entered into a new consulting agreement that superseded the former agreements. The new agreement provided for a monthly retainer of $12,500 from the date of the agreement through December 31, 1994 and $6,250 per month for the period from January 1, 1995 through November 30, 1995. In addition, Raynet agreed to reimburse Mr. Halperin for the relocation of his office and for office rent and secretarial services, at a rate of 100% from July 1, 1994 through December 31, 1994, and at a rate of 50% from January 1, 1995 through November 30, 1995. The Company guaranteed Raynet's obligations under the new consulting agreement and agreed to assume them in the event of a disposition of Raynet. Effective November 17, 1994, Raychem assumed Raynet's obligations under the new consulting agreement.

     Under the 1987 Directors Stock Option Plan, each director who is not an employee of the Company receives an option to purchase 3,000 shares of Common Stock on the date he or she first serves as a non-employee director. Thereafter, each non-employee director receives an option to purchase 750 shares of Common Stock upon re-election at the annual meeting of stockholders. A total of 150,000 shares of Common Stock have been reserved for issuance under this plan. The exercise price of options granted under this plan is the fair market value of the Common Stock on the grant date. For the fiscal year ended June 30, 1995, Dr. McTague, who was elected during the fiscal year, received an option to purchase 3,000 shares of Common Stock at a grant price of $35.875 per share, and each director (except Mr. Saldich, who was not eligible) received an option to purchase 750 shares of Common Stock at a grant price of $36.125 per share. If re-elected at the annual meeting, each director other than Dr. Kashnow will receive an option to purchase an additional 750 shares.

     The Board of Directors considers stock ownership in the Company by directors to be of utmost importance. Such ownership enhances directors' commitment to the future of the Company and further aligns their interests with those of the Company's stockholders. In keeping with this philosophy, the Board has established minimum stock ownership guidelines for directors. These guidelines require directors to own Raychem Common Stock having a value of at least five times their annual retainer. Each director will have three years to reach this ownership level.

                      REPORT OF THE COMPENSATION COMMITTEE
              OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

     The Committee of the Board of Directors ("Committee") determines the general compensation policies of the Company, establishes compensation plans, and sets specific compensation levels for Executive Officers. During the 1995 fiscal year, the Committee was composed of Messrs. Morton (Chair), Dulude, and Yansouni. All of the Committee members are "disinterested" as that term applies under the Securities and Exchange Commission's Rule 16b-3 and "independent" under Internal Revenue Code Section 162(m).

     The Committee reviews executive compensation matters not less than once annually. At the request of the Committee, the Company's Human Resources Department presents analyses and recommendations on executive compensation for the next fiscal year. The Committee thereafter makes specific determinations for each Executive Officer.

     Executive Officer compensation typically consists of three components: base salary, an annual cash bonus award, and a long-term incentive in the form of stock options. Salary ranges, along with "target" levels for cash bonuses and stock option grants, are established by the Committee based on median competitive market levels indicated from pay surveys and other information obtained by the Company regarding select U.S.

companies of similar size, complexity, and quality to that of the Company. The Committee believes that it is important for all officers to have a meaningful ownership stake in the Company and encourages them to acquire and hold Raychem shares.

     BASE SALARIES. For fiscal year 1995, as for recent prior years, the Committee obtained an independent consultant's report summarizing executive salary levels at over 25 comparison companies. Included were prominent electronics, telecommunications, computer software and hardware, and industrial manufacturing companies, representing organizations with whom the Company competes for talent and/or which have market capitalization or other attributes similar to the Company. Publicly available surveys and salary data reported in proxy statements were used to provide supplementary information. In setting salary levels, salary data were adjusted to reflect relative sales volume and differences in business unit size, as appropriate. Additionally, the Committee considered each Executive Officer's individual experience and sustained performance, as well as salary levels within the Company. Executive Officers' salaries were increased for fiscal year 1995 reflecting the previously described pay philosophy and process. However, the Committee decided to freeze base salaries of all officers for fiscal year 1996 as part of the Company's efforts to control costs and to further emphasize pay for performance.

     ANNUAL BONUSES. A variable cash bonus plan was implemented in fiscal year 1993 and continued during fiscal year 1995 for all non-Raynet employees, except four corporate officers who are responsible for the overall affairs of the Company (the Chief Executive Officer (CEO) Mr. Saldich, Executive Vice President Mr. Postlewait, Chief Financial Officer Mr. Sims, and General Counsel Mr. Vizas). There were two formula-derived components to the plan, a corporate profit sharing pool and a business unit incentive pool. The corporate profit sharing pool was based on the Company's pre-tax return on assets (exclusive of Raynet); the business unit pool was based on individual business sector return on controllable assets and provides the opportunity for additional compensation based on sales growth. Specific thresholds had to be met before any awards were paid. These thresholds for fiscal year 1995 were stated as absolute levels of certain financial performance indicators. Furthermore, each officer in the variable cash bonus plan was eligible for an additional discretionary amount above the formula-derived bonus. The Committee exercised this discretion with respect to Executive Officers, basing its decisions on individual performance.

     The four corporate officers who do not participate in the variable cash bonus plan were eligible for annual bonus awards only at the discretion of the Committee. Bonuses for these individuals generally reflect the overall Raychem performance. The Committee generally considers the level of payments earned by other officers under the variable cash bonus plan, and then determines awards for the four corporate officers considering their relative contributions to reflect internal fairness and equity. For fiscal year 1995, the Committee considered contributions toward the directional improvement in financial results, as compared to prior years, and significant progress during the year toward long-term strategic Company objectives including the Raynet transition and joint venture with Ericsson.

     In addition, the Committee made special, one-time awards to certain Executive Officers in recognition of their contributions to the transition to the Ericsson Raynet joint venture.

     LONG-TERM INCENTIVES. Stock option grants recently have been the only form of long term incentive used by the Committee. The Committee believes that stock options play an important role in attracting, retaining, and motivating executives. Stock options provide executives with a means of accumulating Company stock ownership, which the Committee endorses as a key objective of the executive compensation program. The Committee's practice is to grant options annually at 100% of the fair market value at the date of grant. Options typically vest at a rate of 25% per year over four years.

     The Committee uses competitive data gathered from relevant comparison companies by independent consultants as one factor to determine option grant levels for Executive Officers. The Committee considers both individual option grant size and aggregate shares granted as a percent of outstanding shares at the comparison companies. In addition, the Committee considers the aggregate stock option shares granted throughout the Company, individual experience and performance of recipients, and past individual grant amounts.

     CEO COMPENSATION. The Committee's goal in setting the compensation level for the CEO is to reward the CEO for the results of the Company and its subsidiaries, as well as progress made in positioning the Company for sustained future growth. The Committee reviews CEO compensation packages and related financial performance data at relevant selected comparison companies to determine a reasonable level and mix of pay for the Company's CEO.

     Robert J. Saldich became president and CEO of the Company on April 1, 1990. Initially, Mr. Saldich's base salary as CEO was $450,000 per year. Mr. Saldich received no increase in his base salary in fiscal years 1991 and 1992 as the Company faced the challenge of worldwide economic recession along with significant downsizing of the defense industry, while continuing to support its Raynet investment. He then received an increase to $500,000 at the beginning of fiscal year 1993, and to $550,000 at the beginning of fiscal year 1994. Following a special study by independent consultants, at the beginning of fiscal year 1995 the Committee increased his base salary to $650,000. The Committee believes that this salary history accords with the Company's performance (return on assets, sales growth, progress towards strategic initiatives, etc.) since Mr. Saldich assumed the role of president and CEO. The Committee further believes that the current salary now is positioned more closely to the median for businesses that are similar in size and complexity to the Company.

     For fiscal year 1995, the Committee designated a cash bonus of $160,000 for Mr. Saldich. This is lower than the bonus that he earned for fiscal year 1994. The combination of Mr. Saldich's fiscal year 1995 bonus and salary earnings is less than the competitive median because of below-median absolute Company results including consolidated Raynet performance, and a decline in key financial performance measures from fiscal year 1994. However, it reflects the Committee's recognition of Mr. Saldich's leadership contributions and sustained progress toward critical long-range strategic objectives.

     Stock options are granted to the CEO, as to other executive officers, based on position level, individual performance, prior grant history and external market data. Mr. Saldich was granted options on 50,000 shares of the Company's common stock in fiscal year 1995. Competitive data analyzed by the Committee indicate that this approximates a median competitive grant, closing the competitive shortfall represented by his fiscal year 1994 grant of only 36,000 shares and properly focusing on long-term stockholder-value growth in his overall total compensation. His fiscal year 1995 options were granted at fair market value at the time of grant and vest ratably over four years. All of the options are "non-qualified" options.

     OFFICER SEVERANCE POLICY. Raychem provides severance benefits for all employees whose employment is terminated due to reduction in force. During the 1995 fiscal year, the Committee formalized a separate program for officers. Each individual officer is guaranteed one full year of base salary and selected benefits continuation upon involuntary termination other than for cause. A second year of base salary and benefits continuation is offered, provided the officer is not employed or, if employed, a differential if the officer is paid a lower base salary than the officer received while employed at Raychem.

     COMPANY POLICY TOWARD DEDUCTIBILITY OF EXECUTIVE OFFICER COMPENSATION. In fiscal year 1995, the Company's stockholders amended the 1990 Incentive Plan in light of Section 162(m) of the Internal Revenue Code. Section 162(m) generally places a $1 million per person limit on the deduction a publicly held corporation may take for compensation paid to its CEO and its four other highest paid Executive Officers, unless, in general, the compensation is exempt as "performance based." As a result of this amendment, gains realized by these officers at exercise of Company stock options granted under the 1990 Incentive Plan should not be included in the compensation subject to the $1 million deductibility limit. With regard to salaries and annual bonuses, none of the covered individuals' compensation exceeded $1 million for fiscal year 1995.

[SIGNED:] Messrs. Dulude, Morton (Chair), and Yansouni

RAYCHEM STOCK PERFORMANCE CHART

     The chart below compares the Company's cumulative total stockholder return (overall market performance with reinvested dividends) during the five-year period ended June 30, 1995, against the Standard & Poor's 500 Stock Index and the Standard & Poor's Electrical Index, both of which are established and well-known indices.

     The Company is a broadly diversified materials science business and is not easily categorized within any specific industry index.

                              RAYCHEM CORPORATION
               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN(a)

                                                                   S&P ELEC
      MEASUREMENT PERIOD                                           EQUIP IN-
    (FISCAL YEAR COVERED)           RAYCHEM         S&P 500         DEX(b)
30/JUN/90                               100.00          100.00          100.00
30/JUN/91                                78.24          116.89          137.55
30/JUN/92                                96.22          140.90          170.75
30/JUN/93                               119.54          168.31          238.08
30/JUN/94                               109.25          178.29          262.04
30/JUN/95                               116.40          233.11          356.75

(a) Total return assumes reinvestment of dividends. Assumes $100 invested June 30, 1990.

(b) S&P Electrical Equipment Index includes AMP, Emerson Electric, General Electric, W.W. Grainger, Honeywell, Raychem, Thomas & Betts, and Westinghouse Electric.

PENSION PLANS

     The Company has a defined benefit pension plan that provides retirement benefits to eligible United States employees. Subject to certain exceptions, for each year of credited service after 1992, each eligible employee accrues an annual benefit equal to 1.375% of compensation plus 0.625% of compensation in excess of Social Security compensation. In addition, the plan provides for a past service benefit of the sum of 1.375% of the average compensation of a participant for the three highest consecutive years of compensation prior to 1992 plus 0.625% of such average compensation in excess of Social Security compensation, multiplied by the years of credited service prior to 1992. Years of credited service are limited to a total of 35 years, and these years comprise the highest-paid 35 years worked. The benefits payable to any employee are payable upon retirement from the Company at age 65 and are subject to certain limitations established by applicable law and the plan. An employee who retires after age 65 receives the greater of the benefit at age 65 increased by 1/180 per month for each month of service thereafter or the benefit for all years of service.

     The Company has adopted a supplemental executive retirement plan for all United States employees whose benefits under the Company's pension plan are limited by United States federal tax laws. The plan provides these employees with benefits equivalent to those not paid under the pension plan because of the federal tax law limitations. However, the supplemental retirement plan limits years of credited service to 35, and no benefits are payable under the plan subsequent to the participant's engaging in any activity in competition with the Company. The plan authorizes the Board, in its discretion, to accelerate the payment of benefits or establish a trust fund for participants upon a change in control of the Company.

     The estimated annual aggregate benefit payable under the plans upon retirement from the Company at age 65 to each of the executive officers named in the Summary Compensation Table (assuming that each person's covered compensation in future years remains at its 1994 calendar year-end annualized level) is $320,491 for Robert J. Saldich, $195,742 for Harry O. Postlewait, $154,522 for Michael T. Everett, $157,135 for Raymond J. Sims, and $51,121 for Joseph G. Wirth.

COMPANY LOANS TO DIRECTORS AND EXECUTIVE OFFICERS

     In connection with option exercises and the purchase of its Common Stock under equity incentive plans, the Company has made available to employees, including directors and executive officers, deferred payment arrangements and advances to cover income tax liabilities. The indebtedness resulting from such arrangements has a five year term and bears interest, which is accruing at rates ranging from 5% to 9.1% per year, payable in annual installments. The maximum amounts of such indebtedness outstanding during the fiscal year ended June 30, 1995, together with the amounts outstanding at June 30, 1995, for each person who was a director or executive officer during the fiscal year and for whom the principal amount exceeded $60,000 at any time during such period, is as follows:
$192,473 and $0 for Robert J. Saldich.

     The Company has also extended to certain executive officers loans on a secured basis for relocation expense and other personal needs. The loans are repayable over four to five years and bear interest, accruing at rates between 0% and 8%. As of June 30, 1995, the maximum amount of such indebtedness outstanding during the 1995 fiscal year, together with the amount outstanding at June 30, 1995, for each such executive officer for whom the principal amount exceeded $60,000 at any time during such period was as follows: Harry O. Postlewait, $233,414 and $207,414; Joseph G. Wirth, $600,000 and $600,000;
Andrew Roake, $1,000,000 and $1,000,000; and James Spradling, $215,744 and $139,142.

              ADDITION OF SHARES TO EMPLOYEE STOCK PURCHASE PLANS

BACKGROUND

     The Company maintains an Amended and Restated 1984 Employee Stock Purchase Plan and an Amended and Restated 1985 Supplemental Employee Stock Purchase Plan that permit United States employees and employees of certain domestic and foreign subsidiaries to purchase the Company's Common Stock at a discounted price. These plans are designed to encourage and assist a broad spectrum of employees of the Company and participating subsidiaries to acquire an equity interest in the Company through the purchase of Common Stock. They are also intended to provide to United States employees participating in the plan the tax benefits available under Section 421 of the Internal Revenue Code. At June 30, 1995, approximately 4,466 of 8,337 eligible employees were participants in the plans.

     The Board of Directors has adopted, subject to stockholder approval, an amendment to these plans to increase the aggregate number of shares issuable under the two plans by 1,000,000 shares to 15,000,000 shares. As of August 1, 1995, approximately 509,253 shares remained available for issuance under these plans. A summary of the principal provisions of these plans is set forth below. If approved by stockholders, approximately 1,509,253 shares would be available for issuance. Management expects this share increase to be sufficient for all stock purchases under these plans for the next year.

DESCRIPTION OF PLANS

     All regular employees, including executive officers and directors who are employees, customarily employed more than 15 hours per week and more than five months per year by the Company or a participating subsidiary are eligible to participate in these plans as of the first quarterly enrollment date following employment. Participants may elect to make contributions up to a maximum of 15% of base earnings. On the last trading date of each period, the Company applies the funds then in each participant's account to the purchase of shares. The purchase dates are the last trading day of January, April, July, and October. The cost of each share purchased is 85% of the lower of the closing prices for Common Stock on (i) the first trading day in the enrollment period in which the purchase is made and (ii) the purchase date. (The closing price of the Company's Common Stock on the New York Stock Exchange composite tape on August 21, 1995, was $44.625 per share.) The length of the enrollment period may not exceed 12 months. Enrollment dates are the first business day of February, May, August, and November. The Board has limited the maximum number of shares that may be purchased by a participant during any enrollment period, and no participant's right to acquire shares may accrue at a rate exceeding $25,000 of fair market value of Common Stock (determined as of the first business day in an enrollment period) in any calendar year.

     The Board of Directors administers these plans but has delegated routine matters to management committees. The Board of Directors may amend or terminate these plans at any time and may provide for an adjustment in the purchase price and the number and kind of securities available under the plan in the event of a reorganization, recapitalization, stock split, or other similar event. However, amendments that would increase the number of shares reserved for purchase, materially increase the benefits to participants, or materially modify the requirements for participation under these plans require stockholder approval. Shares available under these plans may be either outstanding shares repurchased by the Company or newly issued shares.

FEDERAL INCOME TAX CONSEQUENCES

     In general, participants who are citizens or residents of the United States ("U.S. Participants") will not have taxable income or loss under these plans until they sell or otherwise dispose of shares acquired under these plans (or die holding such shares). If the shares are held, as of the date of sale or disposition, for longer than both (i) two years after the beginning of the enrollment period during which the shares were purchased, and (ii) one year following purchase, a U.S. Participant will have taxable ordinary income equal to 15% of the fair market value of the shares on the first day of the enrollment period (but not in excess of the gain on the sale). Any additional gain from the sale will be long-term capital gain. The Company is not entitled to an income tax deduction if the holding periods are satisfied.

     If the shares are disposed of within either of the foregoing holding periods (a "disqualifying disposition"), a U.S. Participant will have taxable ordinary income equal to the excess of the fair market value of the shares on the purchase date over the purchase price. In addition, the U.S. Participant will have taxable capital gain (or loss) measured by the difference between the sale price and the U.S. Participant's purchase price plus the amount of ordinary income recognized, which gain (or loss) will be long-term if the shares have been held as of the date of sale for more than one year. The Company is entitled to an income tax deduction equal to the amount of ordinary income taxable to a U.S. Participant in a disqualifying disposition.

     Special rules apply to U.S. Participants who are directors or officers. The consequences to non-U.S. Participants are governed by foreign laws, which typically do not offer the same tax advantages as United States law.

PROPOSED AMENDMENT

     At the annual meeting, the Company's stockholders will be asked to approve the increase in the total number of shares authorized under both plans by 1,000,000 shares to 15,000,000 shares.

     The following table shows the "Dollar Value" and number of shares purchased by the named individuals and groups under the Amended and Restated 1984 Employee Stock Purchase Plan and/or the Amended and Restated 1985 Supplemental Employee Stock Purchase Plan during the fiscal year ended June 30, 1995. The "Dollar Value" is the difference between the fair market value of the stock at the date of purchase and the participant's purchase price for the stock.

                                 PLAN BENEFITS
           AMENDED AND RESTATED 1984 EMPLOYEE STOCK PURCHASE PLAN AND AMENDED AND RESTATED 1985 SUPPLEMENTAL EMPLOYEE STOCK PURCHASE PLAN(a)

                                                                          DOLLAR        NUMBER
                          NAME AND POSITION                              VALUE($)      OF SHARES
----------------------------------------------------------------------  ----------     ---------
Robert J. Saldich.....................................................  $    4,063          733
  President and Chief Executive Officer
Harry O. Postlewait...................................................       4,016          720
  Executive Vice President
Michael T. Everett....................................................       3,835          688
  Senior Vice President
Raymond J. Sims.......................................................       3,865          691
  Senior Vice President and Chief Financial Officer
Joseph G. Wirth.......................................................           0            0
  Senior Vice President and Chief Technical Officer
Executive Officers as a Group (19 persons)............................      66,181       11,807
Non-Executive Director Group(b).......................................           0            0
Non-Executive Officer Employee Group..................................   5,195,747      892,854

---------------
(a) Future benefits or amounts received cannot be calculated as they are dependent on each individual's decision as to the amount of salary to be deducted to be used for stock purchases and the stock price in effect at the time of purchase.

(b) Members of the Board of Directors are ineligible to participate in these Plans, unless they are also an employee of the Company. Presently, only Mr. Saldich is eligible.

RECOMMENDATION

     The Board of Directors believes that the proposed amendment is in the best interests of the Company, its stockholders, and its employees and unanimously recommends a vote "FOR" approval. Approval of the amendment requires the affirmative vote of the holders of a majority of the voting power of the Company's outstanding shares of Common Stock.

                   ADDITION OF SHARES TO 1990 INCENTIVE PLAN

BACKGROUND

     In order to attract, retain, and motivate selected employees of, and consultants to, the Company and its subsidiaries and affiliates, the Board of Directors adopted, and the stockholders approved, the 1990 Incentive Plan. The 1990 Incentive Plan provides for the discretionary award of options, restricted stock, performance share awards, or any combination of these (collectively, the "awards") to eligible employees, including executive officers, and consultants. The Incentive Plan is administered by the Board of Directors. The Board may delegate its authority to a committee composed of not less than three outside directors and may delegate routine matters to management.

     A total of 3,700,000 shares of Common Stock is reserved for issuance under the Incentive Plan. To the extent an award is paid in cash, the number of shares of Common Stock, based on the fair market value thereof on the payment date, that represent the value of the cash payment will not be available for later grant under the Incentive Plan. No award may be granted under the Incentive Plan after October 31, 2000, but outstanding awards may extend beyond that date.

     The Board of Directors has adopted, subject to stockholder approval, an amendment to the Incentive Plan to increase the aggregate number of shares issuable under the plan by 1,250,000 shares to 4,950,000 shares. As of June 30, 1995, approximately 500,555 shares remained available for issuance under the plan. A summary of the principal provisions of the Incentive Plan is set forth below. If approved by stockholders, approximately 1,750,555 shares would be available for issuance. Management expects this share increase to be sufficient for all grants made under the plan for the next year.

DESCRIPTION OF PLAN

     As stated, awards may be granted in the form of stock options, restricted stock, or performance shares (as defined in the Incentive Plan). Since the Incentive Plan was approved by the stockholders in 1990, the Board has granted only stock option awards. The other forms of awards were included in the Incentive Plan in order to provide the Board with sufficient flexibility to respond to such circumstances as changes in accounting rules or tax laws, a different competitive environment for attracting and retaining employees, or unforeseen conditions. The Board has broad discretion to determine the amount and type of awards and the terms and conditions of awards. If approved by stockholders, any award may be granted either alone or in addition to other awards granted under the Incentive Plan. The Board may condition the grant of an award upon the attainment of specified Company, group, division, or subsidiary performance goals or other criteria, which need not be the same for all participants, and may adjust the performance goals and measurements applicable to awards. The Board also may waive in whole or in part any or all restrictions, conditions, vesting, or forfeiture with respect to any outstanding award.

     The consideration payable in connection with an award (including any related taxes) may, as authorized by the Board, be paid by promissory note of the participant, or by delivery of other property, including securities of the Company. Except as provided in the Incentive Plan or in an award agreement, awards generally terminate 90 days after termination of a participant's employment, with the following exceptions: if the employment termination is due to the participant's death, disability, or retirement (and the award was made prior to August 2, 1991), then the award may be exercised for two years after the date of termination. For awards made after August 2, 1991, if termination was due to retirement, then the award may be exercised for three years after the date of termination. For awards made after August 12, 1994, if termination was due to retirement, then the award may be exercised for five years after the date of termination.

     The Board may amend, alter, or discontinue the Incentive Plan or any award at any time, except that the consent of a participant is required if the participant's existing rights under an outstanding award would be impaired. In addition, to the extent required under applicable tax and securities laws and regulations, the stockholders of the Company must approve any amendment, alteration, or discontinuance of the Incentive Plan that would (i) increase the total number of shares reserved under the Incentive Plan, (ii) permit incentive stock options to be exercisable at less than fair market value on the date of grant, (iii) extend the maximum option exercise period, (iv) change the class of employees or consultants eligible to participate in the Incentive Plan, or (v) materially increase the benefits accruing to participants under the Incentive Plan.

     The Incentive Plan is an unfunded plan for incentive and deferred compensation. Although it has not done so, the Board may establish trusts or other arrangements to meet the obligations under the Incentive Plan to deliver stock or make payments.

     Options. Stock Options granted under the Incentive Plan may be incentive stock options under Section 422 of the Internal Revenue Code ("ISOs") or non-qualified stock options ("Non-Qualified Options"). The exercise price of ISOs may not be less than the fair market value of the shares subject to the option on the date of grant. The exercise price of Non-Qualified Options must be at least 85% of the fair market value of the shares subject to the option on the date of grant. The term of any ISO granted under the Incentive Plan may not exceed ten years, and the term of any Non-Qualified Option may not exceed 15 years. Certain other limitations are also applicable to ISOs in order to take advantage of tax treatment that may be favorable to holders of ISOs. No one participant may receive grants of options to purchase more than 200,000 shares of Common Stock under the Incentive Plan in any one-year period.

     Restricted Stock. Restricted Common Stock awards consist of nontransferable shares of Common Stock of the Company. The Board may provide for the lapse of the transfer restrictions over a period of not more than ten years, or may accelerate or waive such restrictions, in whole or in part, based on service, performance, or other criteria.

     Performance Shares. Performance shares, which are shares of stock issuable upon the attainment of certain performance criteria, may also be granted under the Incentive Plan. At the time a grant is made, the Board will determine the number of shares of Common Stock to be awarded at the end of the performance period if and to the extent that the specified performance targets are met. The Board will determine the performance period, which must be at least two years and not more than six years, the performance objectives to be used in granting the awards, and the extent to which awards have been earned. Performance periods may overlap, and participants may be awarded performance shares having different performance criteria. Performance share awards may be payable in cash or stock, at the discretion of the Board, and may bear interest or earn dividends.

     Change in Control. In the event of a "change in control" of the Company, as defined in the Incentive Plan, the Board may, in its discretion and subject to certain limitations, elect to accelerate the vesting provisions of awards or may cash out the awards. A "change in control" is defined to include the acquisition of 20% or more of the voting power of the Company's outstanding stock, a proxy solicitation for one or more directors without support of the then-current Board, and certain mergers or reorganizations or other changes in ownership of the Company's assets or stock.

FEDERAL INCOME TAX CONSEQUENCES

     In general, an employee who is a citizen or resident of the United States ("U.S. Employee") will not have taxable income (and the Company will receive no deduction) upon the grant or exercise of an ISO. However, exercise of an ISO by a U.S. Employee could give rise to liability for alternative minimum tax.

     A U.S. Employee generally will be entitled to long-term capital gain treatment upon the sale of shares ("Option Shares") acquired upon the exercise of an option if the shares have been held for more than two years after the grant date and for more than one year after the exercise date. If the Option Shares are disposed of before both of these holding periods have expired, the U.S. Employee will have taxable ordinary income and/or capital gain (or loss) in the year of sale determined as if the option had been a Non-Qualified Option (see below), except that the amount of ordinary income will not exceed the actual gain on the sale, and the Company will be entitled to a corresponding deduction.

     In general, a U.S. Employee will not have taxable income upon the grant of a Non-Qualified Option or performance share award. Upon exercise or conversion of either of these instruments, the U.S. Employee will generally have ordinary income subject to withholding taxes (and the Company will be entitled to a corresponding deduction) in the amount by which the fair market value of the stock at that time exceeds the purchase (or conversion) price. A U.S. Employee will generally not have taxable income upon the grant of restricted stock but will have taxable income upon the lapse of any restrictions. A U.S. Employee receiving restricted stock, however, may make an election to be taxable at grant on any excess of fair market value over the amount paid, in which case the lapse of any restrictions will not be a taxable event. If shares are held at least one year after the date the U.S. Employee has taxable income from acquiring them, then upon sale of the shares the employee will have long-term capital gain or loss equal to the difference between the sale price and the fair market value of the shares on the date income is recognized. Under current federal income tax law, long-term capital gain is taxable at a maximum rate of 28%, while ordinary income is taxable at a maximum stated rate of 39.6% (disallowances of deductions at certain income levels may result in a higher implicit rate).

     The tax consequences to non-U.S. Employees are governed by foreign law, which typically does not offer the same tax advantages as United States law. Special rules apply to participants who are directors or officers.

PROPOSED AMENDMENT

     At the annual meeting, the Company's stockholders will be asked to approve the proposal to amend the Amended and Restated 1990 Incentive Plan to increase the number of shares authorized under the plan by 1,250,000 shares to 4,950,000 shares.

     The following table shows the number of shares of Common Stock currently issuable upon exercise of options granted to the named individuals and groups under the 1990 Incentive Plan during the fiscal year ended June 30, 1995.

                                 PLAN BENEFITS
                              1990 INCENTIVE PLAN

                                                                      NUMBER OF         AVERAGE
                         NAME AND POSITION                            OPTIONS(a)     EXERCISE PRICE
--------------------------------------------------------------------  ----------     --------------
Robert J. Saldich...................................................     50,000         $ 35.875
  President and Chief Executive Officer
Harry O. Postlewait.................................................     28,000         $ 35.875
  Executive Vice President
Michael T. Everett..................................................     14,000         $ 35.875
  Senior Vice President
Raymond J. Sims.....................................................     12,000         $ 35.875
  Senior Vice President
  and Chief Financial Officer
Joseph G. Wirth.....................................................     12,000         $ 35.875
  Senior Vice President and Chief Technical Officer
Executive Officers as a Group (19 persons)..........................    237,500         $ 35.941
Non-Executive Director Group(b).....................................     25,000         $ 35.875
Non-Executive Officer Employee Group................................    761,700         $ 36.084

---------------
(a) All options granted at fair market value as of date of grant.

(b) Only officers and other key employees (including consultants) are eligible to participate in this Plan.

     The closing price of the Common Stock in the New York Stock Exchange on August 21, 1995 was $44.625 per share.

RECOMMENDATION

     The Board of Directors believes that the proposed amendment is in the best interests of the Company, its stockholders, and its employees and unanimously recommends a vote "FOR" approval. Approval of of the amendment requires the affirmative vote of the majority of the votes cast at a duly held stockholders meeting at which a quorum of the voting power is represented.

                COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, from July 1, 1994, through the fiscal year ended June 30, 1995, all Section 16(a) filing requirements applicable to its executive officers, directors and greater than 10% beneficial owners were complied with except that Mr. Vizas filed nine days late a Form 4 to report the purchase of 1,700 shares of Common Stock. In addition, Peter Brooks, a Vice President of the Company, filed forty-five days late an Initial Statement of Beneficial Ownership of Securities on Form 3 pursuant to Section 16(a) of the Securities Act of 1934.

RATIFICATION OF INDEPENDENT ACCOUNTANTS

     The Board of Directors recommends to the stockholders ratification of the appointment of Price Warehouse LLP as the Company's independent accountants. Price Warehouse LLP has been serving as the Company's independent accountants since fiscal year 1984.

     Representatives of Price Warehouse LLP will be present at the meeting. They do not expect to make any statement, but will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

             CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH MANAGEMENT

     Mr. Cook is a director and stockholder of Chemfab Corporation, a New Hampshire company founded by Mr. Cook's brother and principally engaged in the manufacture and sale of flexible, high-performance materials for use in severe environments. Mr. Cook has been a director of Chemfab Corporation for many years and has been a major stockholder since his brother's death in 1977. While Chemfab is not in direct competition with Raychem, the company possesses wire coating technology which may be useful to competitors of Raychem. Chemfab is producing a composite film product which it sells to customers who use it to manufacture wire and cable. At the present time, it does not appear likely that Chemfab itself would compete directly with Raychem in the wire and cable business. In the past, Chemfab has had discussions with Raychem concerning the possibility of Chemfab and Raychem working together. The parties mutually concluded that such a relationship was unlikely to be productive for either company at that time.

                                 ANNUAL REPORT

     The Company's annual report for the 1995 fiscal year is being mailed with this proxy statement to stockholders entitled to notice of the meeting.

                                 OTHER BUSINESS

     The Board of Directors knows of no other business that will be presented for consideration at the meeting. If other matters are properly brought before the meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented on such matters in accordance with their best judgment.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders that are intended to be presented at the Company's 1996 annual meeting of stockholders must be received by the Company no later than May 24, 1996, in order to be considered for inclusion in the proxy statement and proxy related to the meeting.

     Stockholder proposals for nominees to the Board of Directors must be submitted in writing to the nominating committee in care of the Corporate Secretary by August 1, 1996, or 90 days prior to the annual meeting of stockholders, whichever is earlier.

                                          By Order of the Board of Directors

                                          Robert J. Vizas
                                          Secretary

PROXY                       RAYCHEM CORPORATION                            PROXY
                PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE
               ANNUAL MEETING OF STOCKHOLDERS -- NOVEMBER 1, 1995

       Richard A. Kashnow, Robert J. Vizas, and Catherine M. Bonwick, or any of them, each with the power of substitution and revocation, are hereby authorized to represent the undersigned, with all powers which the undersigned would possess if personally present, to vote the Common Stock of the undersigned at the annual meeting of stockholders of RAYCHEM CORPORATION to be held at the Company's principal office, 300 Constitution Drive, Menlo Park, California 94025-1164, at 10:00 A.M.on Wednesday, November 1, 1995, and at any postponements or adjournments of that meeting, as set forth below, and in their discretion upon any other business that may properly come before the meeting.

       This proxy will be voted as specified or, if no choice is specified, will be voted FOR the election of the nominees named and FOR each of the other proposals specified herein.

     / / Check here for address change.
     / / Check here if you plan to attend the meeting.

         New address: __________________________________________
         _______________________________________________________
         _______________________________________________________

                  (Continued and to be signed on reverse side.)

                               RAYCHEM CORPORATION
      PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.


1. Nominees:
   Paul M. Cook, Richard Dulude, James F. Gibbons, Richard A. Kashnow, John P. McTague, Dean O. Morton, Isaac Stein and Cyril Yansouni.

                                 For All
         For       Withheld      Except nominees written in below.
         / /         / /         / /

   __________________________________________
   Nominee Exception

2. To approve an amendment to the Company's Amended and Restated 1984 Employee Stock Purchase Plan and Amended and Restated 1985 Supplemental Employee Stock Purchase Plan to provide additional shares.


         For       Against       Abstain
         / /         / /         / /

3. To approve an amendment to the Company's Amended and Restated 1990 Incentive Plan to provide additional shares.

         For       Against       Abstain
         / /         / /         / /

4. To ratify the appointment of Price Waterhouse LLP as the Company's independent accountants.

         For       Against       Abstain
         / /         / /         / /


PLEASE SIGN EXACTLY AS YOUR NAME APPEARS. IF ACTING AS ATTORNEY, EXECUTOR, TRUSTEE, OR IN REPRESENTATIVE CAPACITY, SIGN NAME AND INDICATE TITLE.


_________________________________________________
        Signature              Date

_________________________________________________
        Signature              Date

          PLEASE VOTE, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE.